Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

2012 ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

WELLS FARGO & COMPANY

Pursuant to Section 151(g) of the General Corporation Law

of the State of Delaware

Wells Fargo & Company, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended, and delegated by the Board of Directors of the Company, the ESOP Preferred Stock Committee I by resolution duly adopted, authorized the issuance of a series of preferred stock designated 2012 ESOP Cumulative Convertible Preferred Stock, no par value (the “2012 ESOP Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on January 10, 2012, filed a Certificate of Designation with respect to such 2012 ESOP Preferred Stock in the office of the Secretary of State of the State of Delaware (the “2012 ESOP Certificate of Designation”).

2.    That no shares of said ESOP Preferred Stock are outstanding and no shares thereof will be issued subject to said ESOP Certificates of Designations.

3.    That the ESOP Preferred Stock Committee I of the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, resolutions were adopted by the ESOP Preferred Stock Committee I (the “Committee”) of the Board of Directors (the “Board”) of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designation (the “2012 ESOP Certificate of Designation”) filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 10, 2012 providing for and authorizing the issuance of 940,000 shares of the Company’s 2012 ESOP Cumulative and Convertible Preferred Stock (the “2012 ESOP Preferred Stock”).

WHEREAS, all issued and outstanding shares of the 2012 ESOP Preferred Stock have been converted into fully paid nonassessable common stock of the Company.

NOW THEREFORE BE IT

RESOLVED that no shares of the 2012 ESOP Preferred Stock are outstanding and none will be issued subject to the 2012 ESOP Certificate of Designation.

RESOLVED that all matters set forth in the Certificate of Designation with respect to the 2012 ESOP Preferred Stock be eliminated from the Certificate of Incorporation of the Company.

RESOLVED that the President, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary of the Company, and each of them, are hereby authorized and directed to file one or more certificates of elimination with the office of the Secretary of State setting forth a copy of these resolutions whereupon all matters set forth in the 2012 ESOP Certificate of Designation with respect to the ESOP Preferred Stock shall be eliminated from the Certificate of Incorporation of the Company.

4.    That, accordingly, all matters set forth in the ESOP Certificates of Designation with respect to the ESOP Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, Wells Fargo & Company has caused this Certificate to be executed by its duly authorized officer this 19th day of October, 2022.

WELLS FARGO & COMPANY

By:	/s/ Bryant Owens
Name: Bryant Owens
Office: Senior Vice President and Assistant Treasurer

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